Kfx Inc.

Third Amended and Restated Put Agreement

This THIRD AMENDED AND RESTATED PUT AGREEMENT (this "Agreement"), is made as of July 19, 2002, by and among KFx Inc., a Delaware corporation (the "Company"), and the parties listed on the Schedule of Grantees attached hereto as Exhibit A (each, a "Grantee" and collectively, the "Grantees"), with reference to the following facts:

WHEREAS, the Grantees are parties to the Common Stock and Warrant Purchase Agreement, dated as of March 28, 2002 (the "Original Purchase Agreement" and as amended by the Addendum to the Common Stock and Warrant Purchase Agreement, dated as of April 30, 2002 (the "First Addendum"), the Second Addendum, dated as of July 1, 2002 (the "Second Addendum") and the Third Addendum described below, the "Purchase Agreement");

WHEREAS, in connection with the closing of the transactions described in the Original Purchase Agreement, the Company and certain of the Grantees entered into a Put and Call Option Agreement, dated as of March 28, 2002 (the "Original Put Agreement");

WHEREAS in connection with the closing of the transactions described in the First Addendum, the Company and certain of the Grantees amended and restated the Original Put Agreement in its entirety pursuant to the Amended and Restated Put Agreement, dated as of April 30, 2002;

WHEREAS in connection with the closing of the transactions described in the Second Addendum, the Company and certain of the Grantees amended and restated the Original Put Agreement in its entirety pursuant to the Second Amended and Restated Put Agreement, dated as of July 1, 2002;

WHEREAS, the Grantees are parties to that certain Third Addendum to the Common Stock and Warrant Purchase Agreement, dated as of July 19, 2002 (the "Third Addendum"), which provides that as a condition to the closing of the transactions contemplated by the Third Addendum the Second Amended and Restated Put Agreement must be amended and restated in its entirety;

WHEREAS, the Company has agreed to grant the Grantees the right to cause the shares of Common Stock (the "Shares") acquired pursuant to the Purchase Agreement, the First Addendum, the Second Addendum and the Third Addendum to be purchased by the Company under the terms and conditions provided in this Agreement. For purposes of this Agreement, "Shares" includes all shares of Common Stock issued in connection with any and all Subsequent Dilutive Offerings (as defined in the Third Amended and Restated Investors' Rights Agreement); and

WHEREAS, the Company and the Grantees desire to amend and restate in its entirety the Second Amended and Restated Put Agreement pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein, the parties agree as follows:

    Definitions. Capitalized terms used and not otherwise defined in this Agreement have the meanings respectively ascribed to them in the Purchase Agreement. In addition, the following terms when capitalized have the following meanings in this Agreement:

      "Put Exercise Notice" means a written notice, in substantially the form of Exhibit B attached hereto, from a Grantee to the Company exercising such Grantee's Put Option and specifying the number of Shares with respect to which such Put Option is being exercised.

      "Put Option" means each Grantee's right and option to require the Company, on the terms and conditions set forth herein, to purchase all or any portion of the Shares acquired by such Grantee pursuant to the Purchase Agreement. Anything herein to the contrary notwithstanding, the Put Options granted hereunder shall become effective on the earlier of (i) July 31, 2002 or (ii) the redemption or conversion of all outstanding bonds issued under that certain Indenture, dated as of July 25, 1997, between the Company and First Bank National Association, doing business as Colorado National Bank, as trustee.

    Grant of Put Option. Subject to the terms and conditions set forth herein, the Company irrevocably grants and issues to each Grantee a Put Option to require the Company to purchase the Shares at a purchase price (the "Put Payment Price") per Share of (i) $2.50 or, if the Company has effected one or more Subsequent Dilutive Offerings prior to the exercise of the Put Option, at the lowest Purchase Price Per Common Share Equivalent (as defined in the Third Amended and Restated Investors' Rights Agreement) prior to the exercise of the Put Option, as equitably adjusted from time to time for combinations of shares, stock splits, stock dividends, recapitalizations and the like (the "Share Purchase Price"), plus (ii) interest on the Share Purchase Price at the rate of nine percent (9%) simple interest per annum from the date on which such Shares subject to the exercise of the Put Option were originally acquired from the Company (except that, for purposes of this section 2, the Shares issued to the Grantees in connection with a Subsequent Dilutive Offering shall be deemed to have been issued on the date on which the Shares underlying such additional issuance were originally purchased from the Company) to the date on which the Put Payment Price is paid in full.

    Expiration Date of the Put Option. Each Put Option shall expire and be of no further force or effect at the earlier of the time when it shall have been exercised with respect to all Shares that the Grantee holds or 11:59 p.m., California time, on December 23, 2002 (the "Expiration Date").

    Exercise of the Put Option.

      If at any time prior to the Expiration Date, a Grantee wishes to exercise its Put Option, such Grantee shall deliver a Put Exercise Notice to the Company. Such Put Exercise Notice shall be effective if and only if it is received by the Company on or prior to the Expiration Date.

      Within ten (10) days of delivery of the Put Exercise Notice, the Company shall notify the Grantees in writing (the "Company Notice") of how the Company intends to pay the Put Payment Price. The Company shall pay to each such Grantee the full amount of the Put Payment Price for each of the Shares that the Grantee has elected to have purchased by the Company as soon as possible after the delivery of the Put Exercise Notice; provided that, subject to section 4(c), such payment must be made not later than one hundred (100) days after delivery of the Put Exercise Notice (the "Payment Period"). If the Company indicates in the Company Notice that it will pay the Put Payment Price with cash that the Company has on hand, then the Company must indicate how those funds were raised and when it will pay the Put Payment Price. If the Company indicates in the Company Notice that intends to raise the assets to pay the Put Payment Price by selling the Pegasus Securities (as defined below) or the assets of Pegasus, then the Company must (i) commence marketing Pegasus (as defined below) as soon as possible, (ii) use commercially reasonable efforts to sell the Pegasus Securities or the assets of Pegasus in a reasonable and orderly manner and (iii) provide periodic updates to, and respond to inquiries from, the Grantees regarding the progress of such sale.

      If the Company does not pay the full amount of the Put Payment Price for all of the Shares to be purchased by the Company during the Payment Period, then the Company shall effect such purchase of the Shares by transferring to the Grantees all of the Company's right, title and interest in and to all the shares (the "Pegasus Securities") of common stock and preferred stock of Pegasus Technologies, Inc., a South Dakota corporation ("Pegasus"), that the Company owns, with the Company's endorsement when necessary or appropriate or with stock powers duly executed in blank with the Company's signature; provided that the Company is required to effect the purchase described in this section 4(c) only if the Grantees holding at least two-thirds of the Shares then outstanding exercise the Put Option, in which case all Shares then outstanding shall become subject to and bound by such put transaction. If the Company is required to effect the purchase described in this section 4(c), then each Grantee shall be entitled to receive as consideration for its Shares a fraction of the Pegasus Securities, the numerator of which is the number of shares of Shares then held by each such Grantee and the denominator of which is the number of Shares then held by all of the Grantees participating in such put. For purposes of this Agreement, "Pegasus Securities" includes (i) any sums paid as liquidating dividends or as a return of capital with respect to the Pegasus Securities, (ii) any stock certificates (including, without limitation, any certificates representing a stock dividend, stock split or a distribution in connection with any reclassification, increase or reduction of capital), options or rights, whether in respect of, as an addition to, in substitution for or in exchange for all or any portion of the Pegasus Securities, or otherwise, or (iii) any property distributed on or with respect to Pegasus Securities pursuant to a recapitalization or reclassification of capital or pursuant to a reorganization of Pegasus.

      Each Share that is not purchased as described herein shall remain outstanding and the Grantee holding such Share shall be entitled to all the rights of a stockholder of the Company until such Share is purchased as described herein.

      At the closing of the put transaction at which the Company purchases the Shares, each participating Grantee shall deliver to the Company a certificate or certificates representing all the Shares being put, which shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

    Call Option. Pursuant to the terms of the First Amended and Restated Put Agreement, the Company's Call Option, as described in the Original Put Agreement was terminated and cancelled, and, accordingly, the Company has no rights to exercise all or any portion of the Call Option described therein.

    [INTENTIONALLY OMITTED]

    Covenants of the Company. The Company covenants that:

      The Company will not, by amendment of its charter documents or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the performance of any of the terms of this Agreement, but will at all times in good faith take all necessary action to carry out all such terms.

      As long as any Put Option remains effective and unexercised, as a whole or in part, the Company will not (i) sell, assign (by operation of law or otherwise), transfer, convey, or otherwise dispose of, or grant any option with respect to, any of the Pegasus Securities or the assets of Pegasus or (ii) create, incur or permit to exist any pledge, mortgage, lien, charge, encumbrance or security interest with respect to any of the Pegasus Securities or the assets of Pegasus or the proceeds thereof other than that created hereby.

      Without the written consent of Grantees holding at least two-thirds of Shares then outstanding, the Company will not, prior to the Expiration Date, permit, authorize or cause (i) the sale, transfer or other disposition of the Pegasus Securities owned by the Company, (ii) the sale, transfer or other disposition of any material asset of, or the sale, transfer or other disposition of all or substantially all of the assets of, Pegasus to any other person(s) or entity(ies) (including, but not limited to, any license of Pegasus' intellectual property rights), (iii) the consolidation with or merger into any other person or entity or permit any such person or entity to consolidate with or merge into Pegasus, (iv) Pegasus to incur indebtedness of any nature, or (v) except as set forth in section 7(f) below, Pegasus to issue any additional shares of capital stock or sell or otherwise dispose of any shares of capital stock held in treasury to any person or entity. Notwithstanding the foregoing, however, Pegasus may sub-license its intellectual property rights in the ordinary course of business and consistent with the five-year business plan that has been provided to the Grantees.

      The Company shall promptly (i) notify the Grantees of any event of which the Company becomes aware causing material loss or depreciation in the value of the Pegasus Securities or assets of Pegasus, (ii) deliver to the Grantees all written notices received by the Company with respect to the Pegasus Securities and (iii) pay promptly when due all taxes, assessments, and governmental charges or levies on the Pegasus Securities and assets of Pegasus.

      At all times prior to the Expiration Date, the Company shall cause Pegasus to continue to operate under its five-year business plan and such business plan shall not be materially modified without the prior written consent of Grantees holding at least two-thirds of Shares then outstanding.

      If Pegasus (i) has any capital requirements at any time prior to the Expiration Date, (ii) intends to repurchase or otherwise acquire the shares or other beneficial ownership interest of its minority stockholders or (iii) repay any of its outstanding indebtedness, the Company shall fund such capital requirements, stock repurchase program or debt repayment program by making equity investments or contributions to Pegasus in exchange for securities of Pegasus and all such securities issued by Pegasus shall be deemed to be "Pegasus Securities", and the Company shall not permit or cause Pegasus to satisfy such capital requirements by any other means without the prior written consent of Grantees holding at least two-thirds of Shares then outstanding. Anything herein to the contrary notwithstanding, none of such investments or contributions by the Company shall be in the form of a loan or other form of indebtedness.

    Representations and Warranties of the Company. The Company hereby represents, warrants and agrees as follows:

      Subject only to this Agreement, the Company owns all right, title and interest, of record and beneficial, in and to all of the Pegasus Securities as of the date hereof. The shares of Pegasus Securities set forth on Exhibit C hereto constitute all of the issued and outstanding shares of capital stock of Pegasus of any class held by the Company. The Pegasus Securities that are now outstanding have been duly and validly issued, fully paid and nonassessable. Except for issuances of up to $500,000 of securities of Pegasus to Kennecott Energy Company, a Delaware corporation, and except as disclosed on Disclosure Schedule 8(a), there are no outstanding options, warrants or rights to acquire any capital stock of any class of Pegasus, and there has not been approved by Pegasus and there is not now pending any issuance or sale by Pegasus of capital stock of any class.

      The Pegasus Shares are owned by the Company free and clear of any pledge, mortgage, hypothecation, lien, charge or encumbrance, or any security interest therein or in the proceeds thereof, except as provided by this Agreement for the benefit of the Grantees.

      The Company warrants and will defend the Grantees' right, title and interest in and to the Pegasus Securities and the proceeds thereof against the claims of any persons or entities.

    Remedies Cumulative. The Company agrees that the rights, powers and remedies given to Grantees by this Agreement, the Purchase Agreement, the First Addendum, the Second Addendum, the Third Addendum and the Third Amended and Restated Investors' Rights Agreement are cumulative and concurrent and not exclusive of any thereof or of any other powers, rights or remedies available to the Grantees, whether existing at law or in equity or by statute or otherwise and shall be in addition to every other right, power or remedy provided in this Agreement or such other agreements or now or hereafter existing or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Grantees of any one or more of such rights, powers and remedies shall not preclude the simultaneous or later exercise by the Grantees of any or all such other rights, powers and remedies. No failure on the part of the Grantees to exercise any right, power or remedy shall operate as a waiver thereof.

    Miscellaneous.

      Indemnification. The Company agrees to indemnify and hold harmless each Grantee and its respective members, managers, partners, officers, directors, employees and agents from and against all losses, claims, expenses, judgments, damages and liabilities, including attorney fees and expert fees, which arise in connection with or arise out of the breach of any representations, warranties, agreements and/or covenants of the Company contained in this Agreement.

      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Grantees holding more than two-thirds of the then outstanding Shares. Any amendment or waiver effective in accordance with this section 10(b) shall be binding upon each Grantee, his, her or its heirs, representatives or permitted assigns, and the Company and its heirs, representatives and permitted assigns.

      Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission with receipt acknowledged by the addressee, three days after being mailed by first class mail, or the next business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the address(es) specified on the signature page of this Agreement for the Company and on Exhibit A for each Grantee (or at such other address as shall be specified by like notice).

      Entire Agreement. This Agreement and the other Related Documents contain the entire agreement of the parties and supersede all prior negotiations, correspondence, term sheets, agreements and understandings, written and oral, between or among the parties regarding the subject matter hereof.

      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, such provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the balance of the Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms.

      Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the law of the State of New York, without regard to that state's conflict of laws principles.

      Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

      Interpretation. This Agreement shall be construed according to its fair language. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

      Further Assurances. The Company agrees that at any time and from time to time, on written request of a Grantee, the Company will execute and deliver such further documents and do such further acts and things as the Grantees reasonably requests to effect the purposes of this Agreement.

      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.

      Assignment. The Company shall not assign this Agreement or any rights hereunder or delegate any duties hereunder. Any attempted or purported assignment or delegation in violation of the preceding sentence shall be void.

      Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, this Third Amended and Restated Put Agreement has been duly executed by or on behalf of the parties as of the date first above written.

THE COMPANY

KFx Inc.

By:

Print Name:

Title:

Address: 3300 East First Avenue, Suite 290

Denver, CO 80206
Facsimile: (303) 293-8430

with a copy to:

Leslie J. Goldman, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Facsimile: (202) 393-5719

THE GRANTEES:

WESTCLIFF AGGRESSIVE GROWTH, L.P.

WESTCLIFF ENERGY PARTNERS, L.P.

WESTCLIFF LONG/SHORT, L.P.

WESTCLIFF PARTNERS, L.P.

WESTCLIFF PUBLIC VENTURES FUND, L.P.

WESTCLIFF SMALL CAP FUND, L.P.

WESTCLIFF PUBLIC VENTURES - KFx, L.P.

By: Westcliff Capital Management, LLC

Its: General Partner

By:

Richard S. Spencer III, Manager

WESTCLIFF FOUNDATION

WESTCLIFF MASTER FUND, L.P.

WESTCLIFF PROFIT SHARING AND MONEY PURCHASE PENSION PLAN

CANCER CENTER OF SANTA BARBARA

PALM TRUST

PARKER FOUNDATION

UNIVERSITY OF SAN FRANCISCO

By: Westcliff Capital Management, LLC

Its: Investment Adviser and Attorney-In-Fact

By:

Richard S. Spencer III, Manager

RAM TRADING, LTD. By: Ritchie Capital Management, LLC Its: Investment Adviser By: David Popovich, Chief Financial Officer

NORANDA FINANCE, INC. RETIREMENT PLAN FOR AFFILIATED COMPANIES TRUST

By: Mellon Bank, N.A., solely in its capacity as Trustee for the Noranda Finance, Inc. Retirement Plan for Affiliated Companies Trust (as directed by Westcliff Capital Management, LLC), and not in its individual capacity

By:

Bernadette T. Rist
Authorized Signatory

PENINSULA FUND, L.P. By: Peninsula Capital Management, Inc. Its: General Partner By: Scott Bedford, President

COMMON SENSE PARTNERS, L.P.

By: Peninsula Capital Management, Inc.
Its: Investment Adviser

By:

Scott Bedford, President

By: Common Sense Investment Management, LLC

Its: General Partner

By:

Scott A. Thompson
Director and Senior Vice President Finance

EXHIBIT A

SCHEDULE OF GRANTEES

Name of Grantee, Address and Facsimile Number

Westcliff Aggressive Growth, L.P.

Westcliff Energy Partners, L.P.

Westcliff Long/Short, L.P.

Westcliff Partners, L.P.

Westcliff Public Ventures Fund, L.P.

Westcliff Public Ventures - KFx, L.P.

Westcliff Small Cap Fund, L.P.

Westcliff Foundation

Westcliff Master Fund, L.P.

Westcliff Profit Sharing And Money Purchase Pension Plan

Cancer Center Of Santa Barbara

Palm Trust

Parker Foundation

University Of San Francisco
c/o Westcliff Capital Management, LLC
200 Seventh Avenue, Suite 105
Santa Cruz, CA 95062
Fax: (831) 479-3642

Noranda Finance, Inc. Retirement Plan for Affiliated Companies Trust c/o Mellon Bank, N.A. One Mellon Bank Center Pittsburgh, PA 15258-0001 Attention: Bernadette T. Rist
Peninsula Fund, L.P. c/o Scott Bedford Peninsula Capital Management, Inc. One Sansome Street, Suite 3134 San Francisco, CA 94104
Common Sense Partners, L.P. c/o Scott Bedford Peninsula Capital Management, Inc. One Sansome Street, Suite 3134 San Francisco, CA 94104
Ram Trading, Ltd. c/o David Popovich Ritchie Capital Management, LLC 210 East State Street Batavia, IL 60510

For any notice to a Westcliff-related entity, send a copy to:

John F. Milani, Esq.

Shartsis, Friese & Ginsburg LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111

Fax: (415) 421-2922

EXHIBIT B

PUT EXERCISE NOTICE
BY GRANTEE OF
PUT OPTION GRANTED BY
KFx INC.

KFx Inc.

3300 East First Avenue, Suite 290

Denver, CO 80206

Ladies and Gentlemen:

Pursuant to the Third Amended and Restated Put Agreement, dated as of July 19, 2002, among KFx Inc., a Delaware corporation (the "Company"), the undersigned and other purchasers of Common Stock of the Company (the "Stock"), granting to me a put option (the "Put Option") to require the Company to purchase up to an aggregate of __________ shares of my Stock on the terms and conditions and at the times set forth therein and at the Put Payment Price (as defined in the Put Agreement), I hereby exercise the Put Option with respect to _________ shares of my Stock.

Very truly yours,

______________________________

Signature

Dated: ____________________, 200_ ______________________________

Typed or Printed Name

______________________________

Social Security Number

EXHIBIT C

PEGASUS SECURITIES